                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

PRESS CONTACT:

              Curt Ritter
              W. P. Carey & Co. LLC
              212-492-8989
              critter@wpcarey.com
              Media Kit: www.wpcarey.com/MediaKit

                 W. P. CAREY & CO. APPOINTS THOMAS E. ZACHARIAS

                             CHIEF OPERATING OFFICER

      NEW YORK, NEW YORK - April 6, 2005 - Investment firm W. P. Carey & Co. LLC (NYSE: WPC) today announced the appointment of Thomas E. Zacharias as Chief Operating Officer. In this capacity Mr. Zacharias will be responsible for overseeing the internal operations of the Company and will report directly to W.
P. Carey's Chief Executive Officer Gordon F. DuGan.

      Mr. Zacharias will continue to serve as Managing Director and Head of W.
P. Carey's Asset Management Department and as President of Corporate Property Associates 16 - Global (CPA(R):16 - Global), an affiliated income generating, publicly held, non-traded real estate investment trust (REIT) managed by W. P. Carey.

      Gordon F. DuGan, W. P. Carey's CEO, said, "W. P. Carey has experienced significant growth over the past five years, both in terms of its assets under management and in its investor base. As a result, we are becoming an increasingly large and complex company with the attendant needs of such a company.

      "Tom is a talented individual who currently serves as President of CPA(R):16 - Global and Head of our Asset Management Department," Mr. DuGan continued. "He is extremely qualified and I can think of no better person to serve as our COO. His expertise makes him the ideal person for this job and I look forward to working closely with him as we look to build a more efficient company for our investors and tenant companies alike."

      Thomas E. Zacharias, Chief Operating Officer, said, "We have a wonderful and dedicated team at W. P. Carey and it is an honor to be a part of it. Our growth in providing long-term financing to our tenant companies and income to our investors has increased the workload of our operations over the years. As COO, I will look to improve the efficiencies of our internal operations."

      Mr. Zacharias joined W. P. Carey in April 2002 as Managing Director and Head of the company's Asset Management Department. In February 2004, he was appointed President of CPA(R):16 - Global.

      Prior to W. P. Carey he was a Senior Vice President of MetroNexus North America, a Morgan Stanley Real Estate Funds Enterprise. Before joining MetroNexus in 2000, Mr. Zacharias was a Principal at Lend Lease Development U.S., a global real estate investment management, property development and construction management company. From 1981 and 1998, he was a senior officer at Corporate Property Investors, which at the time of its merger into Simon Property Group in 1998, was the largest private equity real estate investment trust.

      Mr. Zacharias received his undergraduate degree, magna cum laude, from Princeton University in 1976 and an MBA from Yale School of Management in 1979. He is a member of the Urban Land Institute, International Council of Shopping Centers and NAREIT. Mr. Zacharias previously served as an independent director of W. P. Carey's REITs CIP(R), CPA(R):12, CPA(R):14 and CPA(R):15.

      W. P. CAREY & CO. LLC

      Founded in 1973, W. P. Carey & Co. LLC is a global investment firm concerned with assisting corporations with various forms of long-term financing. The Company also provides asset management services to the Corporate Property Associates (CPA(R)) series of real estate investment trusts (REITs). The W. P. Carey Group, with $3.5 billion in equity capital, is one of the leading providers of net lease financing for corporate properties worldwide. The Group owns more than 700 commercial and industrial properties worldwide, representing more than 90 million square feet, valued at approximately $7 billion. www.wpcarey.com

      Individuals interested in receiving future updates on W. P. Carey via e-mail can register at www.wpcarey.com/alerts.

This press release contains forward-looking statements within the meaning of the Federal securities laws. A number of factors could cause the company's actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for office and industrial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact the company, reference is made to the company's filings with the Securities and Exchange Commission.

                                       ###